EXHIBIT 10.6
October 28, 2008
Richard Spriggle
6618-A Summerfield Road
Temperance, MI 48182
Dear Richard:
We are pleased to extend an offer of employment to you for the position of Senior Vice President – Human Resources; reporting to Mike Ryan, President & Chief Executive Officer. Below is an outline of the compensation and benefits package that the Company is offering for your consideration:
Position: Senior Vice President – Human Resources
Department Responsibilities: Responsible for the direction and management of the Company’s Human Resources Department.
Salary Grade / Base Annual Salary: Grade 18 / $250,000. Your salary will be paid on a semi- monthly basis, in accordance with ACL’s payroll practice and procedures for salaried employees. Your salary will be subject to change from time to time based upon your job performance.
Reimbursement of Relocation Fees: In accordance with ACL’s Relocation policy, ACL shall reimburse you for the customary and reasonable relocation expenses that you and your family incur in moving your residence to the Jeffersonville, Indiana area.
Vacation: Beginning in 2009, you will be eligible for four (4) weeks of vacation each calendar year. Vacation accrual and scheduling are subject to ACL’s salaried vacation policy.
Annual Incentive Plan Eligibility: You will be eligible to receive an annual target bonus of 65% of your base annual salary based on achievement of ACL performance targets established by the Committee. AIP bonus eligibility is determined by achievement of overall company financial performance targets, department goals and objectives and individual performance measures which may be established by ACL from time to time. All AIP bonus payments are subject to approval by the compensation Committee of the Board of Directors. Any AIP bonus payments will be calculated and disbursed following the release of the Company’s audited financial results for the given calendar year (generally occurring each February). The AIP awarded in February 2009 will be prorated for time of employment with ACL in 2008.
Long-Term Incentive Eligibility: Target LTI opportunity equal to approximately 100% of annual base earnings. All LTI equity grants are subject to the terms of ACL’s stock ownership plan(s) must be approved by the Board of Directors, and are generally issued during the first calendar quarter of each year.

Employee Benefits: As a salaried employee you will be eligible to participate in Company-sponsored employee benefit programs that include, but are not limited to, ACL’s group medical, dental, vision, short-term and long-term disability, life insurance and retirement savings plans. Details of the benefit programs are contained in the plan documents and summary plan descriptions that will be provided to you once you begin employment with the Company.
Severance: ACL will provide (12) twelve months severance (of base salary), paid semi-monthly less applicable federal and state withholdings, if your employment is involuntarily terminated without cause or if you terminate your employment for “good reason.” No severance pay will be granted for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability. All payments provided to you under this section are contingent on your executing, and not revoking, ACL’s form of general release and waiver, substantially in the form of Appendix B attached hereto, within 30 days of the date of your termination of employment. Your first payment of severance following the expiration of the revocation period will be cumulative of all severance payments you would have received following your termination of employment if there were not a requirement to execute and not revoke the general release. For purposes of this letter agreement, “good reason” shall mean (a) a material diminution in your authority, duties or responsibilities, (b) a material diminution in your base salary or bonus opportunity; (c) a material breach by ACL of any term of this letter agreement; or (d) a change in your office location to a point more than fifty (50) miles from Jeffersonville, Indiana, provided, however, that in all cases, prior to your termination for “good reason,” you must give ACL written notice describing the events constituting “good reason” within 90 days of the initial occurrence of such events and ACL must be given 45 days to cure such events. For purposes of this letter agreement and any equity award agreements, “cause” shall mean, unless otherwise determined by the Committee, (i) the conviction of you for committing, or entering a plea of nolo contendere by you with respect to a felony under federal or state law or a crime involving moral turpitude; (ii) the commission of an act of personal dishonesty or fraud involving personal profit in connection with your employment by ACL; (iii) the willful misconduct, gross negligence or deliberate failure on the part of you to perform your duties as a service provider with respect to ACL in any material respect; or (iv) the failure of you to comply with ACL policies or agreements with ACL, in any material respect.
Pre-employment Screening: This employment offer is contingent upon a successful completion of a background investigation which may include passing a Company provided substance abuse screen.
The foregoing summarizes the terms and conditions applicable to the employment position being offered to you. However, should you accept this position; you will be subject to the employment policies and procedures generally applicable to salaried employees of ACL. This letter is provided for informational purposes only and does not constitute an agreement or contract.
Richard, ACL is very excited about offering you this opportunity. We believe you make significant contributions toward our future success. We would appreciate your consideration and acceptance of this offer as soon as possible. Please indicate your acceptance by signing in the space provided below and return via fax to 812.288.0294.
Regards,
/s/ Michael P. Ryan
Mike Ryan
President & Chief Executive Officer

By signing below, I agree to accept employment with ACL under the terms outlined herein, I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that I shall have the right to terminate my employment with ACL at any time for any reason by providing ACL with reasonable notice and the Company shall have the same right to discontinue my employment at any time for any reason.

/s/ Richard W. Spriggle

Richard Spriggle	10/29/2008	Date